Exhibit 5.2

January 21, 2025

Siyata Mobile Inc.

7404 King George Blvd., Suite 200, King’s Cross

Surrey, British Columbia V3W 1N6, Canada

Re: Siyata Mobile Inc. - Registration Statement on Form F-1

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form F-1 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), filed by Siyata Mobile Inc., a company incorporated under the laws of the Province of British Columbia, Canada (the “Company”), with the Securities and Exchange Commission (the “Commission”), in connection with the offering by the Company of: (i) 100,000 common shares issued upon the conversion of the 540 shares of Class C preferred stock of the Company issued under the equity purchase agreement dated January 14, 2025 (the “EPA”) entered into by and between the Company and the selling shareholder as identified in the Registration Statement; and (ii) 2,639,296 common shares issuable under the EPA.

We are acting as U.S. securities counsel for the Company in connection with the Registration Statement. We have examined the Registration Statement, and the EPA and have also examined and relied upon such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. We are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Canada.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect). In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as Exhibits 5.2 and 23.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and in any Registration Statement pursuant to Rule 462(b) under the Securities Act. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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